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                                        1

                                                                    Exhibit 3.10

                                                                Dossier: 8150/DR

(TRANSLATION 15/7/2003)

"CNH Belgium N.V.", Naamloze Vennootschap.
Zedelgem (Belgium), Leon Claeysstraat number 3a.
Trade Register of Oostende number 59.658
V.A.T.-number 400.444.803

Constituted as a company called "Remington Typewriter Company" by deed of Notary Florent Heetveld at Brussels on December 30th, 1913, published in the annexes of the Gazette of the Belgian Government on January 18th, 1914, number 427; of which the company's articles have been changed following deed of Notary Albert Bauwens at Brussels on April 16th, 1929, published in the annexes of the Gazette of the Belgian Government on May 10-11th, 1929, number 7.420, of which the articles of association have been changed with extention of the duration, change of the name into "Remington Rand" and change of its purpose, following deed of Notary Andre Dupont at Brussels on February 14th, 1946, published in the annexes of the Gazette of the Belgian Government on March 7th, 1946, number 2.919, of which company the articles of association have been changed owing to the extention of the purpose following deed of Notary Rene Dechamps at Schaarbeek on September 8th, 1955, published in the annexes of the Gazette of the Belgian Government on September 23th, 1955, number 24.520, of which company the articles of association have been changed, the capital has been increased and the articles of association have been coordinated following deed of Notary Rene Dechamps at Schaarbeek on January 10th, 1962, published in the annexes of the Gazette of the Belgian Governement on January 26th, 1962, number 2.012, of which company the capital has been increased and reduced and the articles of association have been changed following deed of Notary Francois Collet at Schaarbeek on October 16th, 1963, published in the annexes of the Gazette of the Belgian Government on November 5th, 1963, number 29.600, of which company the registered office has been transferred and the articles of the company have been changed following deed of Notary Francois Collet at Brussels on June 16th, 1966, published in the annexes of the Gazette of the Belgian Government on July 9th, 1966, number 24.325, of which company the capital has been increased by merger with the Limited Company "Vickers S.A.B.", the name and the purpose have been changed, the duration has been extended and the articles of association have been changed following deed of Notary Francois Collet at Brussels on October 18th, 1967, published in the annexes of the Gazette of the Belgian Government on November 4th, 1967, number 2.392-2, of which the capital has been increased by merger with the Limited Company "Clayson", the name has been changed, the registered office has been transferred to the present one and the articles of company have been changed and coordinated following deed of notaries Patrick Van Hoestenberghe at Jabbeke and Luc Dehouck at Ostend, on December 20th, 1977, published in the annexes of the Gazette of the Belgian Government on January 7th, 1978, number 99-1, and of which the name has been changed in the present one and the capital has been decreased following deed of notaries Patrick Van Hoestenberghe at Jabbeke and Luc Dehouck at Ostend on September 26th, 1979, published in the annexes of the Gazette of the Belgian Government on October 13th, 1979, number 1.693-2, and of which the capital has been reduced, and further increased following deed of notary Luc Dehouck at Ostend on June 24th, 1982, published as before on July 13th, 1982, numbers 1.403-2 and 1.403-3, of which the articles of company have been changed following deed of Notaries Patrick Van Hoestenberghe at Jabbeke and Luc Dehouck at Ostend on July 12th, 1983, published as before on August 2nd, 1983 numbers 2.016-22 and 2.016-23, of which the name has been changed into "Sperry New Holland International", the duration has been extended for an unlimited term and the articles of association have been changed following deed of Notary Luc Dehouck at Ostend on September 25th, 1985, published as before on October 17th, 1985, number 164, of which the name has been changed into "New Holland N.V." and the articles of association have been changed following deed of Notary Luc Dehouck at Ostend on March 27th, 1986, published as before on April 24th, 1986, number 327, of which the name has been changed into "Ford New Holland N.V.", the purpose and the aricles of association have been changed following deed of Notary Luc Dehouck at Ostend on December 17th 1987, published as before on January 12th, 1988, number 880112-228, of which the capital has been reduced and increased following deed of Notary Luc Dehouck at Ostend on July 9, 1992, published as before on July, 1992, nummber 920731-191, and of which the articles of association have been changed following deed of

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                                       2

                                                                    Exhibit 3.10

notary Dehouck at Ostend on November 30, 1992, published as before on December 22th, 1992, number 921222-57 and of which the capital has been reduced and increased following deed of Notary Luc Dehouck at Ostend on July 8, 1993, published as before on July 29, 1993, number 930729-84, and of which the date of the annual meeting os shareholders has changed intot the last working dag of the month of April and of which the articles of association have been changed following deed of notary Bart van opstal at Ostende on January 20, 1997, published as before on February 15, 1997, number 970215-391 and of which the capital of 1.100.000.000 Belgian francs has been converted in euro en increased into 27.268.300 EUR during the extraordinary general assembly held on June 1th 1999, published as before on October 29, 1999, number 991029-348 and of which the name has been changed into "CNH Belgium N.V." following deed of Notary Bart van Opstal at Ostend on May 15, 2002, published as before on June 11th, 2002, number 2002061-253.

      THE CHARTER OF THE COMPANY IS AS FOLLOWS:

            CHAPTER ONE.- NAME - REGISTERED OFFICE - PURPOSE - DURATION.

ARTICLE ONE.

The company has the form of a limited company. Its name is "CNH Belgium N.V.".

Originally the company was constituted under the name "Remington Typewriter Company", Limited Company at Brussels. By decision taken by the extraordinary general assembly of shareholders of February 14th, 1946, the name was changed into "Remington Rand", Limited Company, at Brussels.

By decision taken by the extraordinary general assembly of shareholders of October 18th, 1967, the name was changed into "Sperry Rand Belgium S.A.".

By decision taken by the general assembly of shareholders held on December 20th, 1977, this name has been changed into "Sperry Rand Belgium".

By decision taken by the extraordinary general assembly of shareholders of September 26th, 1979, this name has been changed into "Sperry".

By decision taken by the extraordinary general assembly of shareholders of September 25th, 1985, this name has been changed into "Sperry New Holland International".

By decision taken by the extraordinary general assembly of shareholders of March 27th, 1986, this name has been changed into "New Holland N.V.".

By decision taken by the extraordinary general assembly of shareholders of December 17th, 1987, this name has been change into "FORD NEW HOLLAND N.V.".

By decision taken by an extraordinary general meeting of shareholders of November 30, 1992, this name has been changed into "NEW HOLLAND BELGIUM N.V." from January 1st, 1993.

By decision taken by an extraordinary general meeting of shareholders of May 15, 2002, this name has been changed into "CNH Belgium N.V." from May 16st, 2002.

ARTICLE TWO.

The registered office is established in Zedelgem (Belgium), Leon Claeysstraat number 3a.

The directors have to publish each change of the register office in the annexes of the Belgian State Gazette.

The registered office can be transferred to any other place in Belgium by a simple decision of the Board of directors.

The company can establish by a simple decision of the Board of Directors, administrative offices, branches, agencies or offices in Belgium or abroad.

ARTICLE THREE.

The purpose of the company is to handle following operations in its own name and in the name of third parties:

- The purchase, sale, importation, export, distribution, leasing, manufacture, assembly, reparation and exploitation of agricultural and industrial tractors and agricultural machines of any nature whatsoever, as well as any and all accessories, equipment, parts and apparatus forming part of said tractors and machines or intended to complete them, and generally any and all industrial or commercial operations connected thereto.

- The manufacture and sale of parts and/or components for and to other companies in the sectors of agricultural and industrial tractors, agricultural machines, base-metallurgical industry, metal working industry, machine building, manufacture of apparatus and construction of transport equipment.

- The company can participate directly or indirectly in any industrial or commercial operations which might relate to the corporate purpose described above, or be involved in business, firmes or companies with a same, a similar or a connected purpose, or which can promote the development of its en-

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                                       3

                                                                    Exhibit 3.10

treprise, suplly base materials, or facilitate the sale of its products, all this by means of creating new companies, contributions, subscribing or purchasing shares or rights in other companies, mergers, taking share interests or otherwise.

- The company can in general participate in all transactions, commercial, industrial or financial, in movable property or real estate, or related to patents, trademarks, contractual rights or any other tangible or intangible right directly or indirectly related to the above-mentioned corporate purpose.

ARTICLE FOUR.

Originally the company has been formed for a duration of 30 years reckoning from December 30th, 1913; for the first time the duration was legaly extended following the resolution-act of February 2nd, 1940; further by decision of the extraordinary general assembly of February 14th, 1946, the company was extended for a duration of 30 years reckoning from December 30th, 1943.

Following decision taken by the general assembly of October 18th, 1967, the duration was extended in advance for a period of 30 years from the date of the last mentioned assembly.

Following decision taken by the extraordinary general assembly of September 25th, 1985, the duration of the company was prolongated into an unlimited term.

The articles 1865-5a and 1869 of the Civil Code concerning the dissolution and notice of termination are not applicable.

Unless a dissolution by order of the Court, the company can only be dissolved by a decision of the extraordinary general assembly observing the conditions for the change of the charter.

            CHAPTER TWO.- CAPITAL STOCK - ASSETS BROUGHT INTO BUSINNESS - SHARES
 - BONDS.

ARTICLE FIVE.

The share capital is fixed at twenty seven million two hundred sixty eight thousand threehundred euro ((euro) 27.268.300), represented by five million ten thousand shares (5.000.010) without nominal value, each share representing one/5.000.010 th of the share capital, namely 4.510.000 common shares numbered 1 through 4.510.000 and 500.000 preferred shares numbered 342.056 through 842.055; the special rights of these preferred shares are specified in the article 32.

ARTICLE SIX.

At the formation of the company the share capital was fixed at 350.000 Belgian Francs, represented by 700 shares with a nominal value of 500 Belgian Francs.

600 capital shares paid up in full were allotted as payment for the assets in kind brought in.

The other 100 capital shares were subscribed and they were fully paid up.

ARTICLE SEVEN.

The extraordinary general assembly of March 28th, 1958, has decided:

a. To increase the capital stock with 15.050.000 Belgian Francs in order to increase it from 350.000 Belgian Francs to 15.400.000 Belgian Francs by incorporation of an amount of 15.050.000 Belgian Francs in the capital to take off from the credit balance of the profit and loss account as per March 31st, 1957.

b. To exchange the 700 existing capital shares by 15.400 social shares without nominal value, allotted to the former shareholders in proportion of 22 social shares for 1 former capital share.

The extraordinary general assembly of January 10th, 1962, has decided to increase the capital stock with 1.100.000 Belgian Francs in order to increase it from 15.400.000 Belgian Francs to 16.500.000 Belgian Francs by creation of 1.100 new capital shares without nominal value of the same kind as the existing 15.400 social shares and which are entitled for a dividend from March 31st, 1962.

The extraordinary general assembly of October 16th, 1963, has decided to increase the capital with 60.000.000 Belgian Francs in order to increase it from
16.500.000 Belgian Francs to 76.500.000 Belgian Francs by creation of 60.000 new capital shares without nominal value of the same kind as the existing 16.500 social shares and which are entitled for a dividend from March 1st, 1964.

Further the same extraordinary general assembly has reduced the capital stock to
25.000.000 Belgian Francs without change of the number of social shares.

The extraordinary general assembly of June 16th, 1966, has decided to increase the capital stock with 80.000.000 Belgian Francs in order to increase it from
25.000.000 Belgian Francs to 105.000.000 Belgian Francs by creating 80.000 new capital shares without nominal value of the same kind as the existing 76.500 social shares and which are entitled for a dividend from March 31st, 1966.

The extraordinary general assembly of October 18th, 1967, has decided to increase the capital stock with 10.000.000 Belgian Francs in order to increase it from 105.000.000 Belgian Francs to

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                                       4

                                                                    Exhibit 3.10

115.000.000 Belgian Francs by creating 16.129 new social shares without nominal value of the same kind of the existing 156.500 social shares and which are entitled for a dividend from April 1st, 1967.

The extraordinary general assembly of shareholders held on December 20th, 1977, decided:

1) To reduce the number of shares from 172.629 to 2.055 by exchange of 84 shares against 1 new share.

2) To increase the share capital to 2.133.138.000 Belgian Francs by creating
340.000 new shares of the same kind as the existing shares. These new fully paid up shares were given to the Limited Company "Clayson" at Zedelgem (Belgium) as remuneration for the bringing in through merger of all its assets and liabilities.

3) To change the bearer shares into registered shares so that all shares are now registered shares. The extraordinary general assembly held on September 26th, 1979, has decided: 1) to reduce the share capital with 133.305.899 Belgian Francs in order to reduce the capital stock to 1.999.832.101 Belgian Francs by creation of a reserve account of the same amount of 133.305.899 Belgian Francs by deduction of the reserves previously incorporated in the capital stock, and
2) to utilize the so created reserve of 133.305.899 Belgian Francs to the redemption of the social losses as they were booked on March 31st, 1978.

The extraordinary general assembly held on June 24th, 1982, has decided: 1) to reduce the share capital with 999.832.101 Belgian Francs in order to reduce the capital stock to 1.000.000.000 Belgian Francs by creation of a reserve account of the same amount of 999.832.101 Belgian Francs by deduction of the reserves previously incorporated in the capital stock and already taxed, and 2) to utilize the so created reserve of 999.832.101 Belgian Francs to the redemption of the company's losses as they were booked on March 31st, 1981, and the balance to the redemption of the company's losses suffered since.

The same extraordinary general assembly held on June 24th, 1982, has decided to increase the capital stock with 1.500.000.000 Belgian Francs in order to bring the capital stock to 2.500.000.000 Belgian Francs by the creation of 500.000 preferred shares. These new shares were subscribed in cash at 3.000 Belgian Francs per share and were paid up in full.

            The extraordinary general assembly held on July 9th 1992 has decided
1) to reduce the capital stock with 1.586.607.615 Belgian Francs in order to reduce the captial stock to 913.392.385 Belgian Francs by creating of a reserve account of the same amount of 1.586.607.615 Belgian Francs by a) deduction of the reserves previously incorporated in the capital stock for an amount of
804.118.866 Belgian Francs; b) deduction of the former exempted excess value incorporated in the capital for an amount of 3.293.012 Belgian Francs; c) deduction of the former in the capital incorporated share premium for an amount of 67.250.000 Belgian Francs; d) deduction of the share capital for an amount of
711.945.737 Belgian Francs and 2) to utilize the so created reserve of
1.586.617.615 Belgian Francs to the redemption of the company's losses as they were booked on December 31st 1991.

            That same extraordinary general assembly held on July 9th 1992 has decided 1) to reduce the capital stock for the second time with 83.035.671 Belgian Francs to reduce the captial stock to 830.356.714 Belgian Francs without changing the number of shares and by creating a reserve account of that same amount of 83.035.671 Belgian Francs by deduction of the share capital for an amount of 83.035.671 Belgian Francs and 2) to utilize the so created reserve of
83.035.671 Belgian Francs to create a special reserve which can be utilized as compensation of the losses since.

            That same extraordinary general assembly held on July 9th 1992 has decided to increase the capital stock with 226.319.538 Belgian Francs to increase the capital stock to 1.056.676.252 Belgian Francs by creating 229.533 common shares. These new shares were subscribed in cash at 986 Belgian Francs for each share, increased by share premium of 321 Belgian Francs for each share and they were fully paid up.

            That same extraordinary general assembly held on July 9th 1992 has decided to increase the capital stock a second time with 73.323.748 Belgian Francs in order to increase the capital stock to 1.130.000.000 Belgian Francs by incorporation into the capital stock of the amount of 73.323.748 Belgian Francs to take from the account share premium created by the previous capital-increase, without creating new shares.

            The extraordinary general assembly of shareholders held on July 8th, 1993, decided:

1) To reduce the share capital with 1.046.823.130 Belgian Francs in order to reduce the capital stock to 83.176.870 Belgian Francs by creations of a reserve account of the same amount of 1.046.823.130 Belgian Francs by deduction of the real capital with 1.046.823.130 Belgian Francs;

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                                       5

                                                                    Exhibit 3.10

2) to utilize the so created reserve of 1.046.823.130 Belgian Francs to to the redemption of the company's losses as they were booked on December 31, 1992.

            The same extraordinary general assembly of shareholders held on July 8th, 1993, decided to increase the capital stock with 307.196.136 Belgian Francs in order to bring the capital stock to 390.373.006 Belgian Francs by the creation of 3.938.412 common shares. These new fuly paid common shares were subscribed in cash at 78 Belgian Francs for each share increased with a share premium at 176 Belgian Francs for each share.

            The same extraordinary general assembly of shareholders held on July 8th, 1993, decided to increase the capital stock a second time with 709.626.994 Belgian Francs in order to bring the capital stock to 1.100.000.000 Belgian Francs by incorporation in the capital stock of an amount of 709.626.994 Belgian Francs, being 1) the amount of 356.345 Belgian Francs, being the rest of the former share premium; 2) the amount of 693.160.512 Belgian Francs to take from the account of the share premium, created under the former capital increase and
3) the amount of 16.110.137 Belgian Francs to take frome the legal reserves, without creation of new social shares.

            The extraordinary general assembly of shareholders held on June 1th, 1999, has decided:

a) to, according to the law of October 30, 1998, concerning the introducting of the euro, convert the share capital into euro: the share capital in Belgian Francs : 1.100.000 Belgian Francs ; the share capital in euro : (euro) 27.268.300.

b) because the conversion of the share capital in euro would have as result an amount of (euro) 27.268.287,72, the assembly decided to increase the capital by incorporation of reserves of an amount of 12,28 euro.

ARTICLE EIGHT.

The capital stock can once or more times be increased or reduced by a decision of the general assembly of shareholders. At the occasion of each increase of the capital stock the new shares to be subscribed in cash have to be offerd by preference by the general assembly to the old shareholders proportionnaly to the number of shares they have on the day of issue, following article 34 bis of the company law, including all the exceptions foreseen in that article.

ARTICLE NINE.

All shares are registered shares.

ARTICLE TEN.

Concerning the exercise of the rights of the shareholders, the shares are indivisible with regard to the company which recognizes only one owner for one share. When a share belongs to several persons, the company may suspend all its rights as long as not one person has been pointed out as the owner of the share with regard to the company.

ARTICLE ELEVEN.

By no means the shareholders, their heirs, successors or auditors can ask to affix the seals on the goods and values of the company, neither claim the distribution or the sale by auction; concerning the exercise of their rights they have to comply with the balance sheets and the deliberations of the general assembly.

ARTICLE TWELVE.

The company can issue convertible debentures or bonds with right of preference by a decision of the general assembly before notary.

CHAPTER THREE.- ADMINISTRATION - SUPERVISION.

ARTICLE THIRTEEN.

The company is managed by a board of directors of at least the minimum number of members, obligates by the law.

ARTICLE FOURTEEN.

The directors are appointed for a maximum period of six years by the general assembly, which fixes also their number. Their mandates terminate at the closing of the yearly assembly. They are re-eligible and they can be dismissed by the general assembly at any time.

When a mandate of director is vacant, the remaining directors can fill up provisionally the vacant mandate.

In this case the general assembly of shareholders appoints definitively the new director in its next meeting. The director appointed in these circumstances is elected for the remaining period of the mandate of the director he is replacing.

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                                        6

                                                                    Exhibit 3.10

ARTICLE FIFTEEN.

The board of directors elects among his members a president.

In case of absence of the president, a director is elected by his colleagues in order to replace him.

ARTICLE SIXTEEN.

The board is held after been called together by its president or in his abscence the director replacing him when the interest of the company requires it. The board has to be held when one director requests the meeting.

ARTICLE SEVENTEEN.

The board of directors can only deliberate and decide validly when the majority of its members is present or represented.

Each director can give a procuration to one of his colleagues by letter, telegram or telex, in order to represent him at a meeting of the board and to vote in his place.

The decisions of the board are taken by a simple majority of votes.

When the votes are equal the vote of the president turns the scale.

Decisions are taken validly by the majority of votes of the other present or represented directors when, according to the article 60 of the company law, one or more directors abstain from voting.

The decisions of the board of directors are written in minutes, signed by the majority of the present members.

These minutes enter in a special register.

Copies or abstracts to be submitted in a procedure or otherwise are signed by the president or by two directors.

In exceptional circumstances, when the urgent necessity and the importance of the company are demanding it, can the decisions by the board of directors been taken by unanimous written agreement of the directors. They are dated on the day that the last director has signed the document. This procedure is exclused in de cases provided by the law.

ARTICLE EIGHTEEN.

The board of directors has the most extensive authority to perform all acts of administration or disposal concerning the company.

The board has the competence for all acts which are not granted by the law to the general assembly.

ARTICLE NINETEEN.

Two directors are competend to represent validly the company in all actions and before all jurisdictions.

Undiminished the general representation-power granted to two directors as mentioned in the previous paragraph, the board can entrust one or more managers, shareholders or not, acting separately, for the daily management of the company and the representation concering this daily management; in case these managers are directors, they will be called "managing directors".

Actions of daily management are all actions to be done day-to-day to guarantee the normal course of business of the company.

The company is bound by all actions performed by two directors or one manager acting in actions of daily management, even if this actions exceed the purpose of the company, unless the company proves that the third party knew that the action exceeded the purpose or could not - under the circumstances - ignore it; the mere publication of the articles of the company does not give a sufficient proof thereof.

The board can also give special powers to each mandatary.

The board fixes the remunerations or salaries of the persons mentioned in previous paragraphes. At any moment the board can revoke each decision taken in that way.

ARTICLE TWENTY.

To the extent required and within the limits provided by law, the surveillance of the company shall be entrusted to one ore more statutory auditors.

ARTICLE TWENTY-ONE.

The staturoy auditors are elected by the general assembly and are eligible for reelection.

CHAPTER FOUR.- GENERAL ASSEMBLIES.

ARTICLE TWENTY-TWO.

The annual general assembly of the shareholders has to be held on the last working day of April at 10 a.m. in the registered office. If this day is a saterday, a sunday or a legal holiday, the meeting shall be held on the next working-day.

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                                       7

                                                                    Exhibit 3.10

At any time a special general meeting can be called together to discuss and to decide concerning all subjects for which the assembly is competent and as far as no change of the articles or the issue of convertible debentures or bonds with right of preference is concerned.

Also at any time an extraordinary general assembly can be called together to discuss and to decide any change of the charter (and also the dissolution of the company, the increase or decrease of the corporate capital, the division into or the merger with one or more other companies, the change of the purpose of the company, and the transformation of the company into a corporation with an other legal form) or the issue of convertible debentures or bonds with right of preference.

The special and extraordinary general assemblies will be held in the registered office or at any other place indicated in the convening notice.

ARTICLE TWENTY-THREE.

The general assemblies are called together by the Board of Directors or the statutory auditors. The convening notices mention the agenda and have to be sent to the shareholders eight days before the meeting. These notices will be sent by air mail to the shareholders who do not reside in Belgium, Holland, Germany, Luxemburg or France.

Any shareholder may waive such notice. A shareholder shall in any event be deemed to have been given due notice if he is present or represented at the meeting.

ARTICLE TWENTY-FOUR.

A meeting of shareholders may act validly only if at least one half of the corporate capital is represented.

Any shareholder may, by a written proxy transmitted in any matter, authorize any other person, who need not be a shareholder, to represent him at a meeting of shareholders and to vote in his name and stead.

Each shareholder or his proxy has to sign the list of those present with the names of the shareholders and the number of shares belonging to them, before they can attend the meeting.

ARTICLE TWENTY-FIVE.

The general assembly is presided over by the Chairman of the Board of Directors, or, in his abscence, by a person designated by the meeting. The chairman may appoint a secretary and the assembly elect from among its members, one or more scrutators.

ARTICLE TWENTY-SIX.

Each share shall have the right to one vote.

No person may vote more than one fifth of the total number of votes attribuable to all shares outstanding nor more than two fifths of the number of votes attribuable to the shares represented at the meeting.

ARTICLE TWENTY-SEVEN.

Except or otherwise provided by law, all decisions shall be adopted by a simple majority of the votes cast.

ARTICLE TWENTY-EIGHT.

The decisions taken at the annual or special general meetings, are written in the minutes which are signed by the chairman, the scrutators and the shareholders who express the wish to sign.

Copies or abstracts of the minutes to be submitted before Court or otherwise are signed by one director.

The extraordinary general assemblies have to be held before notary.

            CHAPTER FIVE.- FINANCIAL YEAR - BALANCE SHEET - DISTRIBUTION OF THE PROFITS.

ARTICLE TWENTY-NINE.

The financial year starts on January 1st of each year and ends on December 31st.

The financial year that started on April 1st, 1985 (according to the bye-law in force before March 27th, 1986) will - as a transition - end on December 31st, 1986.

ARTICLE THIRTHY.

On December 31st of each year the books of the company are closed and the Board of Directors draws up the inventory and the annual accounts. These annual accounts are composed by the balance, the profit and loss statement, and the report.

The board prepares also an annual report rendering account of its management and with the informations foreseen by article 95 of the company law.

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                                       8

                                                                    Exhibit 3.10

These documents with the annual report have to be sent at least one month before the general assembly to the statutory auditors who have to make a report as foreseen in article 65 of the company law.

ARTICLE THIRTY-ONE.

The annual accounts, the annual report and the report by the statutory auditors shall be sent to the shareholders together with the convening notice of the annual meeting of shareholders.

ARTICLE THIRTHY-TWO.

The surplus of the balance sheet, all charges, general costs, the necessary funds and depreciations deducted is the net profit of the company.

First of all five percent out of the profits is deducted in order to build up the legal reserves.

These deductions are not obliged anymore, when the reserves amount to ten percent of the capital stock.

From the so formed balance, if a distribution of dividends is decided, from the fiscal year starting April 1st, 1983, on, and before a dividend is granted to the 342.055 common shares, a gross divident of maximum 390 Belgian Francs per preferred share on year-basis shall be granted, having the possibility to enjoy the fiscal benefits allowed by the Royal Decree number 15 of March 9th, 1982, promoting the subscription or the purchase of the shares of certificates of participation in Belgian Companies, if the specific conditions are fulfilled. The company enters into the engagement to transfer the whole fiscal benefits foreseen by the Royal Decree number 15 of March 9th, 1982, second article, third section, to these preferred shares created by the capital-increase of June 24th, 1982.

If, after the granting of such a dividend, a balance is left, the annual general assembly will supremely decide under the normal conditons of presence and majority, concerning each distribution of dividends, each entry to reserve accounts or all other use, or each carrying forward to the next fiscal year.

ARTICLE THIRTY-THREE.

The board of directors, on condition that the stipulations of article 77 ter of the company law are observed, may distribute interim dividends on the yearly results.

ARTICLE THIRTY-FOUR.

The payment of the dividends will be organized on time and places fixed by the board of directors.

ARTICLE THIRTY-FIVE.

The annual accounts together with all other documents foreseen in article 80 of the company law, have to be published according to that same article by the Board of Directors within 30 days after the approval.

Acording to article 80 of the companylaw, when the annual account is not submitted to the annual meeting of shareholders after 6 months after the end of the financial year or if the annual account is not deposit whitin the thirty days after the approval by the annual meeting of shareholders at the National Banc of Belgium, the losses occuring to third people are due to this omission, except evidence of the contrary.

CHAPTER SIX.- DISSOLUTION - LIQUIDATION.

ARTICLE THIRTY-SIX.

When the company is dissolved, the liquidation is managed by the board of directors, unless the general assembly appoints one or more liquidators of which the assembly determinates their authorities. The general assembly fixes the methods of liquidation.

ARTICLE THIRTY-SEVEN.

After all debts, charges and costs of liquidation have been paid, or after the necessary funds have been deposited for that reason, the net assets will be distributed between all shares.